UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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KVH INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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KVH Industries, Inc.

Notice of Annual Meeting of Stockholders

to be held on May 23, 2007

and

Proxy Statement

IMPORTANT

Please mark, sign and date your proxy

and promptly return it in the enclosed envelope or

vote your proxy over the Internet or by telephone.

This proxy statement and form of proxy are first being mailed to stockholders on or about April 26, 2007.

KVH Industries, Inc.

50 Enterprise Center

Middletown, RI 02842-5279

April 26, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of KVH Industries, Inc. Our meeting will be held at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, Rhode Island, on Wednesday, May 23, 2007, beginning at 11:00 a.m. Eastern time.

At this year’s annual meeting, stockholders will be asked to elect one director and to vote upon any other matters appropriate to the meeting. We have provided additional information about this item and the annual meeting in the attached notice of annual meeting and proxy statement.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card. Voting your proxy will ensure your representation at the annual meeting. If you hold your shares indirectly, such as through a brokerage firm or similar institution, you should follow the voting instructions provided by that firm.

I urge you to review the proxy materials carefully and to vote for the proposal described in the proxy statement.

Thank you for your cooperation, continued support, and interest in KVH Industries, Inc. I hope to see you at the annual meeting.

Sincerely,

Martin A. Kits van Heyningen
President and Chief Executive Officer

KVH INDUSTRIES, INC.

Notice of Annual Meeting of Stockholders

to be held on May 23, 2007

KVH Industries, Inc., hereby gives notice that it will hold its annual meeting of stockholders at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, Rhode Island, on Wednesday, May 23, 2007, beginning at 11:00 a.m., Eastern time, for the following purposes:

1.	To consider and vote upon the election of one Class II director;

2.	To transact such further business as may properly come before the annual meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on Friday, March 30, 2007 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment of the meeting. Only stockholders of record on March 30, 2007 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment of the meeting.

By order of the Board of Directors,

Robert W.B. Kits van Heyningen
Secretary

Middletown, Rhode Island

April 26, 2007

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy, whether or not you plan to attend the annual meeting.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Purpose of the annual meeting

At the annual meeting, we will submit the following proposal to our stockholders:

Proposal One:	To elect one Class II director to a three-year term.

Our Board of Directors does not intend to present to the annual meeting any business other than the proposal described in this proxy statement. Our Board of Directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

Our Board of Directors has fixed the close of business on Friday, March 30, 2007, as the record date for the annual meeting. Only stockholders of record as of the close of business on that date are entitled to receive notice of the annual meeting, and to vote at, the annual meeting. At the close of business on the record date, there were issued and outstanding 14,986,198 shares of our common stock, $0.01 par value. Each share of common stock outstanding on the record date will be entitled to cast one vote.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions. If you do not specify a choice with respect to a proposal for which our Board of Directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement. We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of the shares held in street name. If you wish to vote shares held in street name at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Quorum requirement

Our by-laws provide that a quorum consists of a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining the existence of a quorum at the annual meeting. In general, votes withheld from any nominee for election as director, abstentions, if applicable, and broker “non-votes,” if applicable, are counted as present or represented for purposes of determining the existence of a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner returns a proxy but does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Votes required; tabulation of votes

A plurality of the votes properly cast at the annual meeting will be necessary to elect the Class II director to a three-year term. A majority of the votes properly cast at the annual meeting will be necessary to approve any other matter to be acted upon at the annual meeting.

Abstentions and broker “non-votes” will not be included in calculating the number of votes cast on any proposal. Abstentions and broker “non-votes” will not have any effect on the outcome of the vote on the election of any director and will not have any effect on the outcome of the vote on any other proposal.

Our transfer agent, Computershare Trust Company, N.A., will separately tabulate the votes on each matter presented to the stockholders at the annual meeting.

Solicitation of proxies

We are soliciting proxies on behalf of our Board of Directors. No compensation will be paid by any person in connection with our solicitation of proxies. We will reimburse brokers, banks and other nominees for the out-of-pocket expenses and other reasonable clerical expenses they incur in obtaining instructions from beneficial owners of our common stock. In addition to our solicitation by mail, our directors, officers and employees may make special solicitations of proxies personally or by telephone, facsimile, courier or e-mail. We expect that the expense of any special solicitation will be nominal. We will pay all expenses incurred in connection with this solicitation.

Revocability of proxy

You may revoke your proxy at any time before it is voted at the meeting. In order to revoke your proxy, you must either:

•	sign and return another proxy card with a later date;

•	provide written notice of the revocation of your proxy to our secretary; or

•	attend the meeting and vote in person.

PROPOSAL ONE: ELECTION OF DIRECTOR

Proposal One concerns the election of one Class II director.

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class II directors is expiring.

Our Nominating and Corporate Governance Committee has nominated Charles R. Trimble to serve as a Class II director for a three-year term. Our current Class II directors are Charles R. Trimble and Arent H. Kits van Heyningen, who were elected at our annual meeting of stockholders in May 2004. Their current terms will expire at the 2007 annual meeting. Mr. Arent H. Kits van Heyningen informed us on April 24, 2007 that he does not wish to stand for re-election and he intends to retire from his position as director by resigning on the date of the 2007 annual meeting.

Proxies will not be voted at the 2007 annual meeting for more than one candidate.

Mr. Trimble has agreed to serve if elected, and we have no reason to believe that he will be unable to serve. If he is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our Board will designate at that time.

Our Board of Directors recommends that you vote FOR the election of Mr. Trimble.

The Nominating and Corporate Governance Committee intends to evaluate whether an additional person should be elected to fill the vacancy created by the retirement of Mr. Kits van Heyningen. Our by-laws provide that a vacancy on the Board of Directors shall be filled by a vote of a majority of the directors then in office. Our by-laws also provide that the Board of Directors may decrease the number of directors if there is a vacancy caused by resignation of a director.

The Board of Directors intends to designate Mr. Kits van Heyningen as a Director Emeritus and its Honorary Chairman and he will be invited to attend all meetings of the Board of Directors as a non-voting participant. Mr. Kits van Heyningen will continue to serve as our Chief Scientist.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors are as follows:

Name	Age	Position
Arent H. Kits van Heyningen	91	Chairman of the Board of Directors and Chief Scientist
Martin A. Kits van Heyningen	48	President, Chief Executive Officer and Director
Patrick J. Spratt	59	Chief Financial Officer
Ian C. Palmer	41	Executive Vice President, Satellite Sales
Robert J. Balog	43	Vice President, Engineering (Satellite Products)
Daniel R. Conway	53	Vice President, Business Development
James S. Dodez	48	Vice President, Marketing and Strategic Planning
Dr. Kalyan Ganesan	58	Vice President, Engineering (Defense Products)
Robert W.B. Kits van Heyningen	50	Vice President, Research and Development and Director
Mark S. Ain (1)(2)(3)	64	Director
Stanley K. Honey (3)	52	Director
Bruce J. Ryan (1)(2)(3)	63	Director
Charles R. Trimble (1)(2)(3)	65	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Arent H. Kits van Heyningen is the spouse of Josina de Smit, our Treasurer, and they are the parents of Martin A. Kits van Heyningen and Robert W.B. Kits van Heyningen. Kathleen Kits van Heyningen, our Creative Director, is the wife of Martin A. Kits van Heyningen.

Directors serving a term expiring at the 2007 annual meeting (Class II directors):

Arent H. Kits van Heyningen, one of our founders, has served as our chief scientist and Chairman of the Board of Directors since 1982. As described elsewhere in this proxy statement, Mr. Kits van Heyningen has declined to stand for re-election to the Board at the 2007 annual meeting. He will continue to serve as our chief scientist. From 1963 to 1986, Mr. Kits van Heyningen was employed by the Submarine Signal Division of Raytheon Company, where from 1976 to 1986 he held the position of manager of the digital systems engineering department and from 1963 to 1976 he was principal engineer. Mr. Kits van Heyningen received a B.S. and an M.S. in electrical engineering from Delft Technical University, the Netherlands. He has also been issued nine patents.

Charles R. Trimble has served as one of our directors since 1999, a member of our Audit Committee since 2001, a member of our Compensation Committee since 2000 and a member of our Nominating and Corporate Governance Committee since February 2004. From 1981 to 1998, he served as the president and chief executive officer of Trimble Navigation Limited, a GPS company that he founded in 1978. Previously, he served as the manager of integrated circuit research and development at Hewlett-Packard’s Santa Clara Division. Mr. Trimble is an elected member of the National Academy of Engineering, and he has been Chairman of the United States GPS Industry Council since 1996. In addition, Mr. Trimble is a member of the California Institute of Technology (Caltech) Board of Trustees. He received a B.S. in engineering physics, with honors, and an M.S. in electrical engineering from the California Institute of Technology.

Directors serving a term expiring at the 2008 annual meeting (Class III directors):

Martin A. Kits van Heyningen, one of our founders, has served as our president and a director since 1982 and has served as our chief executive officer since 1990. From 1980 to 1982, Mr. Kits van Heyningen was employed by the New England Consulting Group, a marketing consulting firm, as a marketing consultant. Mr. Kits van Heyningen received a B.A., cum laude, from Yale University and has been issued five patents.

Robert W.B. Kits van Heyningen, one of our founders, has served as one of our directors since 1982 and as our vice president of research and development since April 1998. From 1982 to April 1998, he served as our vice president of engineering. From 1979 to 1982, Mr. Kits van Heyningen was an associate engineer at the Submarine Signal Division of Raytheon Company and from 1977 to 1984, he served as a consultant to various companies and universities. Mr. Kits van Heyningen received a B.S. in physics from McGill University with a minor in computer science.

Bruce J. Ryan has served as one of our directors, the Chairman of our Audit Committee, and a member of our Compensation Committee since July 2003. He has also been a member of our Nominating and Corporate Governance Committee since February 2004. Mr. Ryan is currently involved in private consulting. From February 1998 to November 2002, he served as executive vice president and chief financial officer of Global Knowledge Network, a provider of information technology and computer software training programs and certifications. From 1994 to 1997, he served as the executive vice president and chief financial officer of Amdahl Corporation, a provider of information technology solutions. Mr. Ryan previously had a 25-year career at Digital Equipment Corporation, where he served in various executive positions, including senior vice president of the financial services, government and professional services business group. Mr. Ryan also serves on the Board of Directors of Kronos Incorporated and IONA Technologies PLC. He received a B.S. in business administration from Boston College and an M.B.A. from Suffolk University.

Directors serving a term expiring at the 2009 annual meeting (Class I directors):

Mark S. Ain has served as one of our directors since 1997, the Chairman of our Compensation Committee since 1997, a member of our Audit Committee since 2000 and a member of our Nominating and Corporate Governance Committee since February 2004. He is the Executive Chairman of the Board of Directors of Kronos Incorporated, which he founded in 1977. Mr. Ain also serves on the Board of Directors of LTX Corporation and various private companies and charitable organizations. He received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Rochester.

Stanley K. Honey has served as one of our directors since 1997 and a member of our Nominating and Corporate Governance Committee since February 2004. From January 2004 through January 2005, Mr. Honey served as the chief scientist of Sportvision Systems, LLC, which he co-founded in November 1997. He served as president and chief technology officer of Sportvision Systems, LLC, from 2000 to January 2004 and as its executive vice president and chief technology officer from 1998 to 2000. From 1993 to 1997, Mr. Honey served as executive vice president of technology for the New Technology Group of News Corporation. From 1989 to 1993, Mr. Honey served as president and chief executive officer of ETAK, Inc., a wholly owned subsidiary of News Corporation. Mr. Honey founded ETAK in 1983 and served as its executive vice president of engineering until News Corporation acquired it in 1989. Mr. Honey received a B.S. from Yale University and an M.S. from Stanford University.

Our executive officers who are not also directors are listed below:

Patrick J. Spratt has served as our chief financial officer since July 2002. From April 2001 to June 2002, Mr. Spratt served as an independent consultant, including service as the chief financial officer of FabCentric, Inc., a provider of productivity software for semiconductor manufacturing, from April 2001 until its acquisition in December 2001. From January 2000 to April 2001, Mr. Spratt served as a director and the chief financial officer of NEGEN Access, Inc., an early-stage broadband telecommunications company. From 1998 to January 2000, he served as the chief financial officer and treasurer of BioReliance Corporation, a pharmaceutical and biotechnology testing, development and manufacturing firm. Mr. Spratt previously had a 25-year career at Digital Equipment Corporation, including terms of service as vice president of investor relations from 1996 to 1998, vice president of business operations for computer systems from 1994 to 1996, and vice president of finance for worldwide engineering from 1993 to 1994. Mr. Spratt also serves as a director and Chairman of the Audit Committee of LTX Corporation, a provider of semiconductor test solutions. Mr. Spratt holds a B.A. in mathematics from Boston College and an M.B.A. from Boston University and has completed executive education programs at Columbia University and Harvard Business School.

Ian C. Palmer has served as our executive vice president, satellite sales since May 2004, and from September 2000 to May 2004, he served as our vice president of satellite sales. From September 1998 to September 2000, he served as director of satellite sales, from February 1997 to September 1998, he served as our reseller sales manager, from December 1995 to February 1997 he served as our sales manager and from December 1993 to December 1995, he served as our marine sales coordinator. From December 1989 to December 1993, Mr. Palmer served as sales manager for Euro Marine Trading. He received a B.A. in international relations and business from Boston University.

Robert J. Balog has served as our vice president of engineering (satellite products) since he joined the company in February 2005. From June 2003 to January 2005, Mr. Balog served as president of his own engineering contract services company, Automation Services, Inc., a contract product development and services group specializing in a wide range of automation solutions. From June 2001 to May 2003, Mr. Balog served as vice president of engineering at ADE Corporation. From 1989 to April 2001, Mr. Balog held a number of positions at Speedline Technologies, Inc., a supplier of capital equipment to the electronics assembly industry, including general manager and vice president of research and development. He has served on the Board of Directors of the Surface Mount Equipment Manufacturers Association, serving as Chairman and numerous other positions. Mr. Balog is the recipient of ten U.S. patents. Mr. Balog holds a B.S. in Computer Science from Purdue University.

Daniel R. Conway has served as our vice president of business development for military and industrial products since January 2003. From March 2000 to December 2002, Mr. Conway was the vice president of sales and marketing at BENTHOS Inc., an oceanographic technology company with customers in the marine, oil and gas, government and scientific markets. From 1980 to January 2000, he served in a variety of positions at Anteon (formerly Analysis & Technology), including vice president for new business development and acquisition integration from 1997 to January 2000 and vice president of operations for the Newport, Rhode Island operation from 1991 to 1997. Mr. Conway served for five years as a member of the U.S. Navy nuclear submarine force and was a Commander in the U.S. Naval Reserve (Naval Intelligence) for more than 10 years. He is a graduate of the U.S. Naval Academy with post-graduate studies in nuclear engineering, and he received an M.B.A. from the University of Rhode Island.

James S. Dodez has served as our vice president of marketing and strategic planning since March 2007. From October 1998 to March 2007, he served as our vice president of marketing. He served as our vice president of marketing and reseller sales from 1995 to October 1998, and from 1986 to 1995, he served as our marketing director. Prior to joining the company, Mr. Dodez was the marketing director at Magratten Wooley, Inc., an advertising agency, where he managed KVH’s account from 1983 to 1986. Mr. Dodez received a bachelor’s degree in business with an emphasis in marketing from Miami University.

Dr. Kalyan Ganesan has served as our vice president of engineering (defense products) since February 2005. From May 2002 to February 2005, he served as our vice president of engineering. From February 2001 to February 2002, Dr. Ganesan served as the vice president of engineering for CoWave Networks, an early-stage developer of wireless broadband products. From February 1990 to September 2000, he served as an assistant vice president at Hughes Network Systems, where he oversaw engineering and product research and development within the Satellite and Broadband Carrier Networks Divisions. From 1986 to 1990, he served as U.S. West’s technical director for advanced technologies. Dr. Ganesan received a B.S. in electrical engineering from Annamalai University, India and an M.S. in electronics and communications engineering from the Indian Institute of Technology, New Delhi, India. He received his Ph.D. in computer science and engineering from Case Western Reserve University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Company’s executive compensation program is overseen and administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent directors as determined in accordance with various NASDAQ Global Market, SEC and Internal Revenue Code rules. None of its members is a current or former employee of the Company. It is the goal of the Compensation Committee to create policies and practices that provide total compensation for executive officers that is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by our Board.

The Compensation Committee plays an important role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Compensation Committee. Specifically, our Board has delegated authority to the Compensation Committee to determine and approve (1) our compensation philosophy, (2) annual base salaries, bonuses and equity-based compensation applicable to our executive officers, and (3) equity-based compensation applicable to non-executive employees.

There are no material differences in the compensation policies, objectives or programs with respect to our named executive officers, except that our compensation for our President/Chief Executive Officer (CEO) is determined exclusively by the Compensation Committee, while the compensation of other named executive officers is determined by the Compensation Committee based on similar criteria, but also takes into account the recommendations of our President/CEO.

Executive Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to attract, retain and motivate highly qualified executives and align their interests with the interests of our stockholders. The ultimate goal of our executive compensation program is to increase stockholder value by providing executives with appropriate incentives to achieve our business goals. In recent years, the Company’s executive compensation program has had three principal elements: annual base salary, annual cash bonus, and equity-based compensation.

The Company’s executive compensation objectives are to:

•	offer fair and competitive compensation that attracts and retains superior executive talent;

•	directly and substantially link rewards to measurable corporate performance;

•	align the interests of executive officers with those of stockholders by providing executive officers with an equity stake in the Company;

•	optimize the cost to the Company and value to executives; and

•	promote long-term career commitments that support a long-standing internal culture of loyalty and dedication to our interests.

The three principal elements of our executive compensation program seek to provide the following rewards:

•

Base salaries provide fixed compensation to reward individual value that an executive officer brings to the Company through experience, and past and expected future contributions to the Company’s success, while factoring in the specific needs of the Company and comparable responsibilities at similar organizations.

•	Annual cash bonuses are designed to reward the achievement of the Company’s annual financial goal and certain individual performance goals set at the beginning of each year. The financial goal is based on the Company’s actual earnings per share, excluding stock compensation expense (for fiscal 2006 only), compared to the equivalent goal set forth in the Company’s internal business plan.

•

Equity grants are designed to reward the achievement of long-term growth in the Company’s stock price. Stock options are granted with an exercise price equal to the closing price of the Company’s stock on the NASDAQ Global Market on the date of grant. The stock options generally vest in annual increments over a period of four years, with an option life of five years. Therefore, option grants have value to executive officers only to the extent of any increase in the Company’s stock price.

For a company of our size, we believe that the use of these executive compensation elements strengthens our ability to attract and retain highly qualified executives. We believe this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

Our equity incentive program is a key retention tool and the Company’s vehicle for offering long-term incentives. Equity incentives are granted annually to executive officers to attract, motivate and retain these executives. The Company grants equity incentives to executive officers to encourage executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Company’s stock price. Equity grants in the form of stock options are inherently performance-based since the option grants will have value to the executive officers only to the extent of any increase in the Company’s stock price. We believe that granting equity incentives is the best method of motivating the executive officers to manage the Company in a manner that is consistent with the interests of the Company and our stockholders.

Compensation Decision-Making Process

The Company’s executives are compensated principally through a combination of base salary, an annual cash bonus paid in the first quarter of the following year and an annual equity grant. In addition, we may also grant an initial equity award to new executive officers when they commence employment.

The base salary and equity incentive for each executive, together with the overall bonus plan for all executives, are established within the first quarter of each fiscal year at an annual meeting of the Compensation Committee held for this purpose. In deciding the base salary and equity incentive granted to executives (other than the President/CEO) for the current year, and cash bonuses for the prior fiscal year, the Compensation Committee typically receives recommendations from the President/CEO. Cash bonuses are awarded in accordance with a formula approved by the Compensation Committee at the start of each year that recognizes both corporate and individual performance. The President/CEO and the members of the Compensation Committee discuss the President/CEO’s recommendations. In deciding the base salary and equity incentive granted to the President/CEO for the current year and the cash bonus payable to the President/CEO with respect to the prior year, the Compensation Committee typically receives recommendations from the Chairman of the Compensation Committee. The members of the Compensation Committee then discuss the Chairman’s recommendations. The President/CEO is not present at the time of these deliberations. The Compensation Committee may accept or adjust any recommendations and makes all final compensation decisions.

At the meeting of the Compensation Committee held for the purpose of setting executive compensation, the Compensation Committee also approves a formula on which each executive’s individual cash bonus for the current fiscal year, which is payable in the following fiscal year, is based. Under the formula set for 2007, 75% of each executive’s bonus is based on corporate performance and 25% of the bonus is based on individual performance goals. The corporate performance goal is based on the Company’s actual earnings per share in the fiscal year, as compared to the equivalent goal set forth in the Company’s internal business plan. The Compensation Committee believes earnings per share is a strong measurement in assessing how well or how poorly the Company is performing from a financial standpoint as it is a key driver of stockholder return over the long term. The individual performance goals (other than those of the President/CEO) are determined by the President/CEO, with input from each executive at the beginning of the year, and are memorialized in a memorandum retained by the Company’s human resources department. The President/CEO individual performance goals are determined by the Compensation Committee, with input from the President/CEO, and are similarly memorialized in a memorandum retained by the Company’s human resources department.

Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses that differ from the formula-based amounts, including awarding bonuses in excess of the maximum amounts based upon the qualitative assessment of an individual’s performance and contributions during the year, the importance of the individual’s position within the corporation, internal pay equity and retention considerations.

Compensation Consultant

In 2005, our management reviewed proposals from two compensation consulting firms and eventually engaged Radford Surveys and Consulting (Radford), a business unit of Aon, as our independent compensation consultant. We engaged Radford to advise on matters related to our executive compensation program and to assist in creating an effective and competitive executive compensation program. Prior to its engagement, Radford had not performed any services for the Company. We directed Radford to conduct a competitive assessment of our executive compensation program for 2006. During this process, Radford spoke with several executive officers and other employees to obtain historical data relating to compensation practices at the Company.

Radford assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of a compensation peer group. Radford also provided guidance on industry best practices. Radford advised the Compensation Committee in (1) determining base salaries for executives, (2) determining total cash bonus compensation as a percentage of base salary, and (3) designing and determining individual equity grant levels for the 2006 long-term incentive plan for executives.

Radford’s recommendations with respect to base salary, bonus and equity compensation were taken into consideration by the Compensation Committee when setting base salaries and making changes to the bonus and equity components of the executive compensation program.

Peer Group and Compensation Targets

With the assistance of Radford, the Compensation Committee selected a compensation peer group consisting of 262 technology companies that were already surveyed by Radford in their 2005 Executive Survey which had an effective date of July 15, 2005. The survey results with respect to the peer group related to cash compensation data were then increased by a 3.5% annual factor based on the result of Radford’s technology industry surveys to update the previous market survey results to a common effective date of January 1, 2006. The 262 technology companies selected were included in the peer group because they were in a comparable industry (technology) and had a revenue range of $50 million or less, or $50 million to $199 million, which was comparable to the revenue range KVH forecasted in fiscal 2006 and the revenue results of KVH in recent fiscal years. The peer group was used to benchmark compensation for executive positions with responsibilities similar in breadth and scope to ours with those of businesses comparable in size based on revenue.

Compensation Benchmarking Relative to Market

Radford also provided the Compensation Committee with the survey results for sixteen executives at the Company based on their title compared to the aforementioned peer group. The assessment did not consider executive tenure, experience or performance. The Radford surveys reviewed by the Compensation Committee included market data gathered at the 25th and 50th percentiles for (1) base salaries, (2) total cash compensation (base salary plus cash incentives), and (3) long-term incentives (number of options granted and long-term incentive value of equity-based compensation) for the peer group versus the Company.

The Compensation Committee reviewed and analyzed the compensation for each executive and made adjustments as appropriate. The Compensation Committee targets different compensation levels for each element of compensation as described below.

Historically, the Compensation Committee generally has targeted approximately the median base salary level (50th percentile) of the survey data for base salaries of executives. Adjustments to the median base salary level may be made based on comparisons to the survey data and evaluation of other factors. These factors include the value each individual brings to the Company through experience, education and training, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success.

We believe that benchmarking and aligning base salaries is especially critical to a competitive compensation program. Other elements of our compensation are affected by changes in base salary. For example, annual incentives are targeted and paid out as a percentage of base salary.

The compensation program allows executives to participate in an annual cash bonus program. Historically, the payouts for executives have been targeted to pay out at approximately the median (50th percentile) of the survey data when the Company reaches the expected earnings per share performance level for the year. The cash bonus based on earnings per share is equivalent to 75% of the target annual cash bonus. The remaining 25% of the target annual cash bonus is determined based on the success of each executive officer in meeting personal business goals established at the beginning of the year.

The compensation program allows executives to receive equity incentive awards under the Company’s equity incentive plans. The primary goal of the Company is to create long-term value for stockholders, and accordingly the Compensation Committee believes that equity incentive awards provide an additional incentive to executive officers to work to maximize stockholder value. The target for equity incentive awards is approximately the 25th percentile of the survey data.

Base Salary

As described above, base salaries are set for our executive officers at a meeting of our Compensation Committee which is held for that purpose in the first quarter of the year. The Compensation Committee defines base salary as the annualized regular cash compensation of an employee, excluding cash bonus awards, Company contributions to employee benefit plans, or other compensation not designated as salary.

In establishing base salaries of executive officers for 2006, we took into account the value each individual brings to the Company through experience, education and training, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success, as well as overall corporate performance. We also considered the median base salary survey data of our 262 company peer group as our approximate benchmark. In considering the above, we concluded that the base salary of our President/CEO was significantly below the median base salary of our peer group. As a result, the President/CEO’s base salary percentage increase of approximately 19% was significantly higher than that of the other named executive officers. It is not our policy to pay our executives at the highest level relative to their peers, but rather to set the base salary relatively at mid-range. We believe these rates allow us to attract and retain talented executives.

Annual Cash Bonus

The management incentive plan is designed to reward our executives for the achievement of annual goals, principally, achievement of company profitability, and, secondarily, achievement of individual goals. It is our philosophy that the executives be rewarded for their performance as a team. We believe this is important to align our executive officers’ interests with strong corporate performance and promoting cooperation among them. The executives also are rewarded for achieving individual goals set at the beginning of each year as described above.

In February 2006, the Compensation Committee adopted the management incentive plan for 2006. Annual cash bonuses were targeted at 50% of salary for the President/CEO, 40% of salary for the Chief Financial Officer and 30% of salary for the other executive officers. Under the cash bonus formula for 2006, 75% of the target bonus for each executive officer was tied directly to the Company’s reported earnings per share, excluding stock compensation expense. The remaining 25% was determined based on the success of each executive officer in meeting personal business goals established at the beginning of 2006.

The portion of the bonus based upon the Company’s earnings per share increases up to a maximum level determined by the Compensation Committee for exceeding target earnings per share as set forth in the Company’s internal business plan approved by our Board, and reduces to zero on a sliding scale if earnings per share decline below the target level. The threshold for bonus payment is achievement of 69% of our target earnings per share. At this level of achievement, 20% of the bonus target for corporate performance is earned. The maximum bonus payment for corporate performance is awarded if we achieve 155% of our plan, and the payment is 200% of the bonus target.

The annual cash bonus target formula considered the median base salary survey data of our peer group provided by Radford as previously discussed as our approximate benchmark.

Bonuses Awarded

The Compensation Committee awarded bonuses for fiscal 2006 based primarily upon the Company’s achievement of its non-GAAP earnings per share goal and based secondarily on performance of individual goals. Our actual non-GAAP earnings per share achievement of $0.32 per share, which was 110% of the Company’s goal, resulted in payments of 120% of the bonus portion based on our corporate performance goal for each executive officer. The non-GAAP adjustment was for expenses incurred on equity-based compensation. The bonus portion based on executive’s individual performance goals differed from the targeted amounts based on each executive’s individual performance. Achievement of individual performance goals from all named executive officers ranged from 71% to 95%. None of the cash bonuses awarded under the management incentive plan for 2006 performance deviated from the formula-based approach.

Equity Incentive Program

Equity grants to each executive officer are based upon the executive’s prior performance, the importance of retaining his or her services and the potential for his or her performance to help us attain our long-term goals. These factors are taken into consideration when determining the number of shares covered by the stock option grant. There is no set formula for the granting of options. The options granted to executives approximated the 25th percentile in the Radford survey data as a benchmark, however. In March 2006, equity incentives were granted to executive officers in amounts generally consistent with the Company’s recent historical pattern of equity grants.

Equity grants to our non-executive employees consist of stock options with the quantity of options granted based on a percentage of base salary in most cases.

Timing of Equity Grants

The Company grants equity incentives to executives in the first quarter of each fiscal year, usually in February, in conjunction with the annual review of the individual and collective performance of our executive officers.

The Company historically has granted equity incentives in the form of stock options to our non-executive employees during the fiscal third quarter meeting of the Compensation Committee, which is held in conjunction with the quarterly meeting of our Board. The Company typically grants options to new hires on a quarterly basis, at the first Compensation Committee meeting subsequent to the employee’s start date.

Exercise Price and Vesting of Stock Options

Stock options are granted with an exercise price equal to the closing price of the Company’s stock on the NASDAQ Global Market on the date of grant, generally vest annually in increments of 25% of the number of shares granted on each anniversary of the date of grant and have a life of five years. Under this vesting schedule, the options are fully exercisable four years after the date of grant, provided that the executive is employed by the Company at the time of vesting.

Other Compensation and Perquisites

Our executive officers are eligible to receive the same health and welfare benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. These benefit programs include health and dental insurance, life insurance, supplemental life insurance, and long-term disability insurance, and certain other benefits. In general, our employees pay 30% of the health insurance premium due.

The Company maintains an Employee Stock Purchase Plan and a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all Company employees, including executive officers, are eligible to receive matching contributions from the Company. The Company presently matches 50% of all employee 401(k) plan contributions up to 4% of salary, with a maximum annual corporate match per employee of $3,000. The Company does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) plan.

The Company provided automobile allowances to four executives in 2006. Martin Kits van Heyningen’s auto allowance was $12,305, Arent Kits van Heyningen’s was $7,750, Robert Kits van Heyningen’s was $6,569, and Robert Balog’s was $6,000. Executive officers did not receive any other perquisites or other personal benefits or property from the Company.

The Company has no employment contract or change of control arrangement with any employee.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1,000,000 that is paid to our President/CEO or any other named executive officers, unless that compensation is “performance-based” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of our stock options qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and bonuses paid to our executive officers are not exempt from this deduction limit.

We consider tax deductibility in the design and administration of our executive officer compensation plans and programs. However, we believe that it is in the best interests of the Company and its stockholders that we retain flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with the strategic goals of the Company.

Rules under generally accepted accounting principles determine the manner in which we account for grants of equity-based compensation to our employees in our financial statements. Our accounting policies for equity-based compensation are further discussed in notes 1 and 8 to the Company’s consolidated financial statements.

SUMMARY COMPENSATION TABLE

For 2006

The following table provides information concerning the compensation earned by our President/Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers other than the President/Chief Executive Officer and Chief Financial Officer (collectively, “named executive officers”) during 2006. In addition, we are providing information regarding the compensation earned by Arent H. Kits van Heyningen, who is a director and an immediate family member of Martin A. Kits van Heyningen, our President and Chief Executive Officer. We are treating Arent H. Kits van Heyningen as a “named executive officer” for purposes of the executive compensation disclosures in this proxy statement in lieu of the information that we would otherwise provide in response to the disclosure requirements for director compensation and related-party transactions.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin A. Kits van Heyningen President and Chief Executive Officer	2006	338,961	1,000	83,253	193,375	15,305	631,894

Patrick J. Spratt Chief Financial Officer	2006	224,791	1,000	89,128	102,375	3,000	420,294

Robert J. Balog Vice President, Engineering (Satellite Products)	2006	190,443	1,000	74,077	65,311	9,000	339,831

Ian C. Palmer Executive Vice President, Satellite Sales	2006	197,454	1,000	31,603	67,431	3,000	300,488

Robert W. B. Kits van Heyningen Vice President, Research and Development	2006	186,646	1,000	31,235	61,639	8,625	289,145

Arent H. Kits van Heyningen Chief Scientist	2006	182,489	1,000	31,226	62,320	7,750	284,785

(1)	Reflects annual holiday bonus earned and paid in 2006.
(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the compensation expense recognized in our financial statements in fiscal 2006 that was computed in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Compensation,” (SFAS No. 123(R)). A discussion of the assumptions used in calculating these values may be found in Note 8 to our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Reflects amounts that were earned under our management incentive plan for 2006 performance and that were determined and paid in March 2007.
(4)	Reflects the value of 401(k) matching contributions ($3,000 maximum) and auto allowances. Executive officers do not receive any other perquisites, personal benefits or property.

GRANTS OF PLAN-BASED AWARDS

For 2006

The following table provides information regarding grants of plan-based awards made to our named executive officers during 2006.

	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Threshold ($)	Target ($)(3)	Maximum ($)
Martin A. Kits van Heyningen	2/22/2006	25,500	170,000	297,500	40,000	10.54	204,256
Patrick J. Spratt	2/22/2006	13,500	90,000	157,500	25,000	10.54	127,660
Robert J. Balog	2/22/2006	8,575	57,165	100,039	7,500	10.54	38,298
Ian C. Palmer	2/22/2006	8,892	59,280	103,740	12,500	10.54	63,830
Robert W. B. Kits van Heyningen	2/22/2006	8,405	56,035	98,062	12,500	10.54	63,830
Arent H. Kits van Heyningen	2/22/2006	8,218	54,787	95,878	12,500	10.54	63,830

(1)	Reflects the date on which the grants and management incentive plan were approved by the Compensation Committee.
(2)

The amounts shown in these columns represent the executives’ annual incentive opportunity under the management incentive plan. See “Compensation Discussion and Analysis—Annual Cash Bonus” for more information regarding this plan.

(3)	Target amount includes executive achievement of 100% of individual performance goals.
(4)

Represents the grant of non-qualified stock options under the 2003 Incentive and Non-Qualified Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest over four years in equal installments (25%) on the first, second, third and fourth anniversaries of the date of grant. See “Compensation Discussion and Analysis—Equity Incentive Program” for more information regarding these grants.

(5)

Reflects the grant date fair value of non-qualified stock options granted to our named executive officers as determined under SFAS No. 123(R). Regardless of whatever value is placed on a stock option on the date of grant, the actual value of the option will depend on the market value of the Company’s common stock on the date of exercise. A discussion of the assumptions used in calculating these values may be found in Note 8 to our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007.

OUTSTANDING EQUITY AWARDS

As of December 31, 2006

The following table provides information concerning outstanding equity awards held by the named executive officers on December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Martin A. Kits van Heyningen	50,000	—		6.25	3/28/2007
	50,000	—		10.99	2/24/2008
	25,000	—		15.46	2/25/2009
	6,250	18,750	(2)	10.11	3/3/2010
	—	40,000	(2)	10.54	2/22/2011

Patrick J. Spratt	55,561	—		7.45	7/1/2007
	15,000	—		10.99	2/24/2008
	15,000	—		15.46	2/25/2009
	80	7,580	(3)	10.11	3/3/2010
	3,670	3,670	(4)	10.11	3/3/2010
	—	25,000	(2)	10.54	2/22/2011

Robert J. Balog	12,500	37,500	(2)	10.11	3/3/2010
	—	7,500	(2)	10.54	2/22/2011

Ian C. Palmer	6,250	—		6.25	3/28/2007
	12,500	—		10.99	2/24/2008
	12,500	—		15.46	2/25/2009
	25,000	—		13.47	5/13/2009
	3,125	9,375	(2)	10.11	3/03/2010
	—	12,500	(2)	10.54	2/22/2011

Robert W. B. Kits van Heyningen	10,000	—		6.25	3/28/2007
	12,500	—		10.99	2/24/2008
	12,500	—		15.46	2/25/2009
	3,125	9,375	(2)	10.11	3/3/2010
	—	12,500	(2)	10.54	2/22/2011

Arent H. Kits van Heyningen	10,000	—		6.25	3/28/2007
	12,500	—		10.99	2/24/2008
	12,500	—		15.46	2/25/2009
	3,125	9,375	(2)	10.11	3/3/2010
	—	12,500	(2)	10.54	2/22/2011

(1)

The grant of options is five years prior to the option expiration date. On December 9, 2005, the Compensation Committee of the Board of Directors accelerated the vesting of existing “out-of-the-money” stock options that had exercise prices per share equal to or greater than ten percent above the closing market price on December 8, 2005. On such date, the closing market price was $9.93. Accordingly, options to purchase approximately 271,000 shares of the Company’s common stock became exercisable on December 9, 2005 as a result of this acceleration. These options had exercise prices ranging from $10.99 to $17.62 per share. The decision to accelerate the vesting of these stock options was made primarily to reduce the cumulative non-cash compensation expense that would have been recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006.

(2)	The options vest and become exercisable in equal installments on the first four anniversaries of the grant date.
(3)	The options vest and become exercisable as follows: 80 shares on March 3, 2007; 3,750 shares on March 3, 2008; and the remaining 3,750 shares on March 3, 2009.
(4)	The options vest and become exercisable on March 3, 2007.

OPTION EXERCISES DURING 2006

The following table provides information regarding option exercises by each of our named executive officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Martin A. Kits van Heyningen	40,000	146,091
Patrick J. Spratt	25,439	129,230
Robert J. Balog	—	—
Ian C. Palmer	18,750	75,825
Robert W. B. Kits van Heyningen	10,000	37,705
Arent H. Kits van Heyningen	10,000	37,250

(1)

The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

We have no pension plan or nonqualified deferred compensation plan, and accordingly the table of pension benefits and nonqualified deferred compensation is omitted.

Director Compensation

We pay our non-employee directors a $10,000 annual retainer and $2,000 for each regularly scheduled quarterly Board meeting attended, including participation by telephone. No additional cash compensation is paid for attending any Board or Committee meetings. Directors who are employees do not receive separate fees for their services as directors.

Non-employee directors who also serve as members of the Audit and Compensation Committees receive an additional annual compensation of $3,000 and $2,000, respectively, except that the chairmen of each of the Audit and Compensation Committees receive annual compensation of $5,000 and $3,000, respectively.

Each newly elected non-employee director will automatically receive on the date of his or her election a nonqualified option to purchase 10,000 shares of our common stock at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on that date. Each initial grant will vest in four equal quarterly installments after the date of grant such that it is fully vested one year after the date of grant and remains exercisable for a term of five years from the date of grant. Currently, our non-employee directors are Messrs. Ain, Honey, Ryan and Trimble.

At the first meeting of the Board of Directors following the annual meeting of stockholders, non-employee directors will automatically receive a nonqualified option to purchase 5,000 shares of our common stock with an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on that date. Each such option vests immediately and remains exercisable for a term of five years from the date of grant.

In addition, each non-employee director who is appointed to serve on the Audit Committee of our Board of Directors will receive, on the date of his initial appointment, a nonqualified option to purchase 5,000 shares of our common stock at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on that date, and an additional 5,000 shares on each anniversary, so long as he continues to serve on our Audit Committee. Each such option will vest in four equal quarterly installments after the date of grant and remains exercisable for a term of five years from the date of grant.

In accordance with the terms of our stock option plans, at the first meeting of the Board of Directors after the 2006 annual meeting of stockholders, each of Messrs. Ain, Honey, Ryan and Trimble received a nonqualified stock option to purchase 5,000 shares of common stock at an exercise price of $11.65 per share. On the anniversary of their appointment to the Audit Committee, each of Messrs. Ain, Ryan and Trimble received a further nonqualified stock option to purchase 5,000 shares of common stock at an exercise price of $11.71 per share.

We paid salaries and bonus payments, as well as granted stock options to Martin A. Kits van Heyningen, Robert W.B. Kits van Heyningen and Arent H. Kits van Heyningen, as set forth in the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards.”

DIRECTOR COMPENSATION TABLE

For 2006

The following table provides information regarding the compensation of our non-employee directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Bruce J. Ryan	25,000	52,207	(2)	77,207
Mark S. Ain	24,000	52,207	(2)	76,207
Charles R. Trimble	23,000	52,207	(2)	75,207
Stanley K. Honey	16,000	27,155	(3)	43,155

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown reflect the compensation expense recognized in our financial statements in fiscal 2006 that was computed in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 8 to our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

Reflects the compensation costs recognized in fiscal 2006 for stock option grants with the following fair values as of the grant date: 5,000 options were granted on August 2, 2006 with a fair value of $27,155; and 5,000 options were granted on August 7, 2006 with a fair value of $27,365. As of December 31, 2006, Mssrs. Ryan, Ain and Trimble all had an aggregate of 45,000 options outstanding.

(3)

Reflects the compensation costs recognized in fiscal 2006 for a stock option grant with the following fair value as of the grant date: 5,000 options were granted on August 2, 2006 with a fair value of $27,155. As of December 31, 2006, Mr. Honey had an aggregate of 25,000 options outstanding.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee established by our Board of Directors is currently composed of Messrs. Ain, Ryan and Trimble. Our Board of Directors adopted a charter for the Compensation Committee in April 2004. Under the charter, the Compensation Committee is responsible for recommending to the Board the compensation philosophy and policies that we should follow, particularly with respect to the compensation of the members of our senior management. The Committee is responsible for reviewing and approving the compensation of our executive officers, including our chief executive officer. In addition, the Board has delegated to the committee the authority to administer, review and make recommendations with respect to our incentive compensation plans and our equity-based plans.

The Compensation Committee has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our Committee’s review of, and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee

Mark S. Ain (Chairman)

Bruce J. Ryan

Charles R. Trimble

(1)

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any incorporation language in such filing.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

The equity compensation plans approved by our stockholders are our 2006 Stock Incentive Plan, Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan, 2003 Incentive and Nonqualified Stock Option Plan and Amended and Restated 1996 Employee Stock Purchase Plan. The following table does not reflect the grants during 2007 of stock options to purchase an aggregate of 225,200 shares of our common stock at a weighted average exercise price of $9.88 per share. As of December 31, 2006, we did not have any equity compensation plans not approved by our stockholders.

Equity Compensation Plan Information

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (#)
Equity compensation plans approved by stockholders	1,563,773	11.11	1,096,574	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	1,563,773	11.11	1,096,574	(1)

(1)	Includes 78,114 shares of common stock reserved for future issuance under our Amended and Restated 1996 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on March 30, 2007, there were issued and outstanding 14,986,198 shares of our common stock entitled to cast 14,986,198 votes. On March 30, 2007, the closing price of the common stock as reported on the NASDAQ Global Market was $9.32 per share.

Principal stockholders

The following table provides, to the knowledge of management, information regarding the beneficial ownership of our common stock as of March 30, 2007, or as otherwise noted, by:

•	each person known by us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the “Right to acquire” column consist of shares that may be purchased through the exercise of options that are vested or will vest within 60 days of March 30, 2007.

	Shares beneficially owned
	Outstanding	Right to acquire	Total	Percent
5% Stockholders
Royce & Associates, LLC (1) 1414 Avenue of the Americas New York, NY 10019	1,767,100	—	1,767,100	11.9
Systematic Financial Management, L.P. (2) 300 Frank W. Burr Blvd Glenpointe East, 7th Floor Teaneck, NJ 07666	1,298,276	—	1,298,276	8.7
State of Wisconsin Investment Board (3) P.O. Box 7842 Madison, WI 53707	1,041,700	—	1,041,700	7.2
Cortina Asset Management, LLC (4) 330 East Kilbourn Avenue Milwaukee, WI 53202	1,002,102	—	1,002,102	6.8
Arbor Capital Management, LLC (5) One Financial Plaza 120 South Sixth Street Minneapolis, MN 55402	936,600	—	936,600	6.3

Directors
Arent H. Kits van Heyningen (6)	540,685	35,675	576,360	3.8
Martin A. Kits van Heyningen (7)	256,265	99,250	355,515	2.4
Robert W.B. Kits van Heyningen	103,946	34,375	138,321	*
Mark S. Ain	36,800	43,750	80,550	*
Charles R. Trimble	13,000	43,750	56,750	*
Stanley K. Honey	28,375	25,000	53,375	*
Bruce J. Ryan	—	43,750	43,750	*

Other Named Executive Officers
Patrick J. Spratt	26,635	99,311	125,946	*
Ian C. Palmer	18,586	59,375	77,961	*
Robert J. Balog	216	26,875	27,091	*

All current directors and executive officers as a group (13 persons)	1,081,167	634,311	1,715,478	11.0

*	Less than one percent.

(1)	Information is based on a Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 22, 2007.
(2)

Information is based on a Schedule 13G filed by Systematic Financial Management, L.P. with the Securities and Exchange Commission on February 14, 2007. The Schedule 13G states that Systematic Financial Management, L.P. has sole voting power for 1,205,676 shares and sole dispositive power for 1,298,276 shares.

(3)	Information is based on a Schedule 13G filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on February 13, 2007.
(4)

Information is based on a Schedule 13G filed by Cortina Asset Management, LLC (CMA) with the Securities and Exchange Commission on February 15, 2007. The Schedule 13G states that CMA has sole voting power for 490,694 shares and sole dispositive power for 1,002,102 shares.

(5)	Information is based on a Schedule 13G filed by Arbor Capital Management, LLC with the Securities and Exchange Commission on February 2, 2007.
(6)

Includes 245,752 shares of common stock and 1,300 shares subject to options held by Arent H. Kits van Heyningen’s spouse, who is our Treasurer. Arent H. Kits van Heyningen is the father of Martin A. Kits van Heyningen and Robert W.B. Kits van Heyningen and disclaims beneficial ownership of his sons’ shares.

(7)	Includes 5,620 shares of common stock and 1,750 shares subject to options held by Martin A. Kits van Heyningen’s spouse, who is our creative director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require executive officers, directors and greater-than-ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, 5, and amendments thereto furnished to us with respect to 2006, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director independence

A majority of our directors are independent directors under the rules of the NASDAQ Global Market. Our Board of Directors has determined that our independent directors are Messrs. Ain, Honey, Ryan and Trimble.

Board meetings

During 2006, our Board of Directors met seven times. With the exception of Messrs. Honey and Trimble, each incumbent director attended at least 75% of the total number of meetings held by the Board and the Committees of the Board on which he served during 2006. Mr. Trimble attended 74% of the total number of meetings held by the Board and the Committees of the Board on which he served. Mr. Honey attended 71% of the total number of meetings held by the Board and the Committees of the Board on which he served. To the extent reasonably practicable, directors are expected to attend Board meetings, meetings of committees on which they serve, and our annual meeting of stockholders. Last year, four of the seven individuals then serving as directors attended the annual meeting.

Board Committees

Our Board of Directors has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Each member of the Audit Committee, the

Nominating and Corporate Governance Committee and the Compensation Committee meets the independence requirements of the NASDAQ Global Market for membership on the committees on which he serves. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee each have the authority to retain independent advisors and consultants. We pay the fees and expenses of these advisors. Our Board of Directors has adopted a written charter for each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. We have made each of these charters available through the Investor Relations page of our website at http://investors.kvh.com.

Audit Committee

Our Audit Committee is currently composed of Messrs. Ain, Ryan and Trimble. Our Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and members of the Board of Directors; the auditors report directly to the Committee. The Committee assists the Board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm. The Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm. Our Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our Board has determined that Mr. Ryan is an Audit Committee financial expert under the rules of the Securities and Exchange Commission. Our Audit Committee met eight times during 2006.

Nominating and Corporate Governance Committee

Our Board of Directors established a Nominating and Corporate Governance Committee in February 2004. The current members of our Nominating and Corporate Governance Committee are Messrs. Ain, Honey, Ryan and Trimble. Our Nominating and Corporate Governance Committee’s responsibilities include providing recommendations to our Board of Directors regarding nominees for director and membership on the committees of our Board. An additional function of the committee is to develop corporate governance practices to recommend to our Board and to assist our Board in complying with those practices. Our Nominating and Corporate Governance Committee met once during 2006.

Compensation Committee

The Compensation Committee’s responsibilities include providing recommendations to our Board regarding the compensation levels of directors, reviewing and approving the compensation levels of executive officers, providing recommendations to our Board regarding compensation programs, administering our incentive-compensation plans and equity-based plans, authorizing grants under our stock option and incentive plans, and authorizing other equity compensation arrangements. For more information regarding the authority of the Compensation Committee, the extent of delegation by the Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Compensation Discussion and Analysis.” Our Compensation Committee met three times during 2006. Our Compensation Committee is currently composed of Messrs. Ain, Ryan and Trimble.

Compensation Committee interlocks and insider participation

No member of the Compensation Committee had any relationship requiring disclosure under the rules of the Securities and Exchange Commission regarding transactions and relationships with related parties.

Director candidates and selection processes

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Committee and other members of our Board. The Committee may also solicit the opinions of third parties with whom the potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidate or candidates under consideration.

In evaluating the qualifications of any candidate for director, the Committee considers, among other factors, the candidate’s depth of business experience, reputation for personal integrity, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, degree of independence from management, possible conflicts of interest and willingness and ability to serve. The Committee also considers the degree to which the candidate’s skills, experience and background complement or duplicate those of our existing directors and the long-term interests of our stockholders. In the case of incumbent directors whose terms are set to expire, the Committee also gives consideration to each director’s prior contributions to the Board. The minimum qualifications that each director must possess consist of general familiarity with fundamental financial statements, ten years of relevant business experience, no identified conflicts of interest, no convictions in a criminal proceeding during the five years prior to the date of selection and the willingness to execute and comply with our code of ethics. In selecting candidates to recommend for nomination as a director, the Committee abides by our company-wide non-discrimination policy.

The Committee will consider director candidates recommended by stockholders and use the same process to evaluate candidates regardless of whether the candidates were recommended by stockholders, directors, management or others. The Committee has not adopted any particular method that stockholders must follow to make a recommendation. We suggest that stockholders make recommendations by writing to the Chairman of our Nominating and Corporate Governance Committee, in care of our offices, with sufficient information about the candidate, his or her work experience, his or her qualifications for director, and his or her references as will enable the Committee to evaluate the candidacy properly. We also suggest that stockholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement so as to provide our Nominating and Corporate Governance Committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews. We remind stockholders of the separate requirements set forth in our by-laws for nominating individuals to serve as directors, which we discuss elsewhere in this proxy statement.

Communications with our Board of Directors

Our Board, including all of the independent directors, has established a process for facilitating stockholder communications with our Board. Stockholders wishing to communicate with our Board should send written correspondence to the attention of our outside legal counsel, Adam Sonnenschein, Feinberg Law Group, LLC, 57 River Street, Suite 204, Wellesley, Massachusetts 02481, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our legal counsel will forward all mail to each member of our Board of Directors.

Code of ethics

We have adopted a code of ethics that applies to all of our directors, executive officers and employees, including our principal executive officer and principal financial and accounting officer. The code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. You can obtain a copy of our code of ethics through the Investor Relations page of our website at http://investors.kvh.com.

Certain relationships and related-party transactions

There were no related-party transactions in fiscal 2006. Under its charter, the Audit Committee of the Board of Directors is responsible for approving any proposed related-party transaction. There are at present no written or otherwise established policies or procedures for the review, approval or ratification of related-party transactions, except the statement in the Audit Committee charter noted above. The total individual compensation for Kathleen Kits van Heyningen and Josina de Smit was less than $120,000.

AUDIT COMMITTEE REPORT(1)

The Board of Directors appointed an Audit Committee to monitor the integrity of our company’s consolidated financial statements, its system of internal controls and the independence and performance of our independent registered public accounting firm. The Audit Committee also selects our company’s independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors.

The Audit Committee currently consists of three independent directors. Each member of the Audit Committee meets the independence requirements of the NASDAQ Global Market for membership on the Audit Committee.

Our company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by our company’s management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, our company’s independent registered public accounting firm for 2006, the overall scope and plans for their audit of our company’s consolidated financial statements for 2006. We met with them, with and without our company’s management present, to discuss the results of their examinations and their evaluations of our company’s internal controls and the overall quality of our company’s financial reporting.

We reviewed and discussed the audited consolidated financial statements for 2006 with management and the independent registered public accounting firm.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including a discussion of our company’s accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm a letter containing the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed the disclosures with them, as well as other matters relevant to their independence from management and our company. In evaluating the independence of our auditors, we noted that they provided no services to our company beyond their audit and review of our consolidated financial statements. We also considered the amount of fees they received for audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that our company’s audited consolidated financial statements for 2006 be included in our company’s annual report on Form 10-K.

The Audit Committee

Bruce J. Ryan (Chairman)

Mark S. Ain

Charles R. Trimble

(1)

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any incorporation language in such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We expect that representatives of KPMG LLP, our independent registered public accounting firm for 2006, will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders. As of the date of this proxy statement, our Audit Committee has not met to approve our independent registered public accounting firm to audit our financial statements for 2007.

Fees for professional services

The following is a summary of the fees for professional services rendered by KPMG LLP for 2006 and 2005:

Fee category	Fees
	2006	2005
Audit fees	$452,500	$460,000

Total fees	$452,500	$460,000

Audit fees represent fees for professional services performed by KPMG LLP for the audit of our annual financial statements, the audit of our internal controls over financial reporting and the review of our quarterly financial statements. We did not engage KPMG LLP to provide any audit-related services, tax services or other services during or with respect to 2006.

Pre-approval policies and procedures

Our Audit Committee approves each engagement for audit or non-audit services before we engage KPMG LLP to provide those services.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage KPMG LLP to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by KPMG LLP for 2006 or 2005 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy materials relating to our 2008 annual meeting of stockholders must be received by us at our executive offices no later than December 25, 2007 or, if the date of that meeting is more than 30 calendar days before or after May 23, 2008, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

In addition, our by-laws provide that a stockholder desiring to bring business before any meeting of stockholders or to nominate any person for election to the Board of Directors must give timely written notice to our secretary in accordance with the procedural requirements set forth in our by-laws. In the case of a regularly scheduled annual meeting, written notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days before the scheduled annual meeting, must describe the business to be brought before the meeting and must provide specific information about the stockholder, other supporters of the proposal, their stock ownership and their interest in the proposed business. For example, if we were to hold our 2008 annual meeting on May 7, 2008, in order to bring an item of business before the 2008 annual meeting in accordance with our by-laws, a stockholder would be required to have delivered the requisite notice of that item of business to us on or after February 7, 2008 and not later than March 8, 2008. If we hold our 2008 annual meeting before May 7, 2008, and if we give less than 70 days’ notice or prior public disclosure of the date of that meeting, then the stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day after the earlier of (1) the day on which we mailed notice of the date of the meeting and (2) the day on which we publicly disclosed the date of the meeting.

AVAILABLE INFORMATION

Stockholders of record on March 30, 2007 will receive a proxy statement and our annual report to stockholders, which contains detailed financial information about us. The annual report is not incorporated herein and is not deemed a part of this proxy statement.

KVH®

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A To elect one Class II Director to a three-year term — The Board of Directors recommends a vote FOR the nominee listed.

1. Nominee: For Withhold For Withhold

01 - Charles R. Trimble   +

To transact any other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 2 0 B V 0 1 3 3 5 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  +

<STOCK#> 00PSJC

Dear Stockholder,

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark a box on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 23, 2007. Thank you in advance for your prompt consideration of these matters.

Sincerely,

KVH Industries, Inc.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KVH®

Proxy — KVH Industries, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KVH INDUSTRIES, INC.

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Proxy for Annual Meeting of Stockholders to be held on May 23, 2007

The undersigned hereby appoints Robert W.B. Kits van Heyningen and Adam Sonnenschein, or either of them acting singly, proxies and attorneys-in-fact, with full power of substitution, to vote all shares of Common Stock of KVH Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, RI 02842, on May 23, 2007, at 11:00 a.m., Eastern time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 26, 2007, a copy of which has been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.